Exhibit 99.1
Triumph Bancorp Announces Dividend for 7.125% Series C Fixed-Rate Non-Cumulative Perpetual Preferred Stock
DALLAS – May 28, 2021 (GLOBE NEWSWIRE) – Triumph Bancorp, Inc. (the “Company”) (Nasdaq: TBK) today announced the Company’s Board of Directors declared a quarterly cash dividend of $17.81 per share on its 7.125% Series C Fixed-Rate Non-Cumulative Perpetual Preferred Stock, represented by depositary shares (NASDAQ: TBKCP), each representing a 1/40th interest in a share of preferred stock. Holders of depositary shares will receive $0.44525 per depositary share. The dividend is payable on June 30, 2021, to holders of record at the close of business on June 15, 2021.
About Triumph
Triumph Bancorp, Inc. (Nasdaq: TBK) is a financial holding company headquartered in Dallas, Texas. Triumph offers a diversified line of community banking, national lending, and commercial finance products through its bank subsidiary, TBK Bank, SSB. www.triumphbancorp.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Investors are cautioned that such statements are predictions and that actual events or results may differ materially. Triumph's expected financial results or other plans are subject to a number of risks and uncertainties. The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: the ability of Triumph Bancorp, Inc. (the “Company”) to consummate the pending acquisition of HubTran, including the possibility that the expected benefits related to the pending acquisition may not materialize as expected; the pending acquisition of HubTran may not be timely completed, if completed at all; prior to the completion of the pending acquisition of HubTran, HubTran’s business could experience disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities; the Company may be unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies with HubTran within the Company management’s expected timeframes or at all; the ability to satisfy the closing conditions to the HubTran transaction in a timely basis or at all; the ability of the Company or HubTran to retain and hire key personnel; the occurrence of any event, change or other circumstances that could give rise to the right of one or both of TBK Bank and HubTran to terminate the merger agreement; and the outcome of any legal proceedings that may be instituted against the Company, HubTran or their respective directors, officers or employees. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 12, 2021. Forward-looking statements speak only as of the date made, and Triumph undertakes no duty to update the information.
Source: Triumph Bancorp, Inc.
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Investor Relations:
Luke Wyse
Senior Vice President, Finance & Investor Relations
lwyse@tbkbank.com
214-365-6936
Media Contact:
Amanda Tavackoli
Senior Vice President, Director of Corporate Communication
atavackoli@tbkbank.com
214-365-6930